MEASUREMENT SPECIALTIES, INC.
                          -----------------------------

                       PRODUCT LINE ACQUISITION AGREEMENT
                       ----------------------------------


     THIS AGREEMENT, made as of January 5, 2000 by and between Measurement Specialties, Inc., a New Jersey corporation (the "Buyer"), Exeter Technologies, Inc., a Delaware corporation (the "Company") and Dr. Michael Yaron, an individual and the principal shareholder of the Company (the "Parent").

     WHEREAS, the Company desires to sell certain of its assets comprising its ultrasonic garage parking system business (the "Business") to the Buyer and the Buyer desires to acquire such assets on he terms as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties agree as follows:

Section  1.  Sale  of  Business,  Properties  and  Assets.
             --------------------------------------------

     1.1     Acquired  Assets.  At  the  closing,  which  shall  take  place
             ----------------
simultaneously with the execution of this Agreement (the "Closing"), the Company will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase, accept and acquire from the Company, all of the business, properties and assets (whether real or personal, tangible or intangible property and wherever situated) of the Company related to or otherwise usable in connection the Business as currently conducted by the Company (the "Acquired Assets"), including, without limita-tion:

          (a)     all  information  with  respect  to customers of the Business;

          (b) all interest and rights to all names and marks used in the Business, including the right to use the names listed on
                  Schedule 1.1 in connection with Buyer's conduct of the Business and in Buyer's corporate or trade name, and all patents, know-how, trade secrets, copyrights, confidential information and other proprietary rights including, without limitation, U.S. Patents and U.S. Trademark Registrations listed on Schedule 1.1;

          (c) all tangible personal property located at the Com-pany's offices and elsewhere related to the Business, including all manufacturing equipment and molds for castings of components as listed in Schedule 6.7;

          (d) all inventory, including all components, work-in-process and finished goods inventory; and

          (e)     all  open  customer  purchase  orders.

     1.2     Excluded  Assets.  The  following assets shall not be pur-chased by
             ----------------
Buyer  and  shall  not  be  considered  a part of the Acquired Assets hereunder:

          (a)     the  Company's  cash,  deposits  and  accounts  receivable;

          (b) the Company's Minute Book, corporate documents and its books and records;

          (c)     any  automobiles,  real  property  or  leases;

          (d) claims for refund of any tax paid by the Company prior to Closing.

          (e) the Company's furniture, equipment and fixtures other than its tools and molds used in conjunction with the Manufacturing of Park-Zone

Section  2.  Purchase  Price  and  Liabilities  Assumed.
             ------------------------------------------

     2.1     Purchase  Price  for  the Acquired Assets.  The purchase price (the
             -----------------------------------------
"Purchase Price") for the Acquired Assets shall consist of three elements payable as follows:

          (a)     $500,000.00  via  wire  transfer  at  closing;
          (b) $125,000.00 payable in accordance with the Escrow Agreement as per Schedule 2.1; and
          (c)     additional  consideration  payable  in accordance with Section
                  2.2  below.

     2.2     Additional  Consideration.  In addition to the funds payable at the
             -------------------------
time of execution of this Agreement, Buyer shall pay to the Company additional consideration with respect to the Net Sales Price of all products of the Business acquired by Buyer hereunder and all direct derivatives thereof (collectively, the "Products") sold by Buyer within three (3) years from the date of this Agreement at the following rates:

              Year                    Rate
           ---------                --------
               1                         15%
               2                         10%
               3                          5%
               >3                         0%

Payments hereunder shall be based upon the Net Sales Price of all Products sold by the Buyer within the applicable period and shall be payable quarterly within Twenty-two (22) days of end of each calendar quarter commencing March 31, 2000. Payment shall be accompanied by a written statement detailing all sales of the Product and the calculations used in determining the Additional Consideration due. In no event shall Buyer be obligated to pay to the Company Additional Consideration with respect to any sales of Products following the third annual anniversary date of this Agreement and after such date, Buyer shall have no further Additional Consideration obligation to the Company.

"Net Sales Price" shall mean the aggregate net sales price actually received by the Buyer from the sale of products after reductions for sales discounts, shipping, transportation, sales taxes, duties, returns and allowances (including but not limited to mark downs, buy backs, advertising credits, product placement incentives). Net Sales Price shall be reduced by any amounts previously included in the calculation of Net Sales Price for a previous period which prove to be uncollectible, and for product returns. Buyer will make a good faith effort to make shipments in a timely manner, and will not intentionally delay shipments in order to avoid Additional Consideration otherwise due. Buyer shall provide the Company or its agents with access to its relevant books, records, and tax returns on reasonable notice and at reasonable times for the purpose of confirming the compliance by the Buyer with the terms of this Agreement. The Company shall have the right to make copies of records.

     2.3     No Assumption of Liabilities. It is expressly agreed and understood
             ----------------------------
that the Buyer shall not assume, and the Company shall remain liable for each and all of the Company's obligations or liabilities, of any kind, including but not limited to the following: (i) all of the Company's federal, state and local income, franchise and invest-ment tax credit recapture taxes and other taxes whether based upon or measured by income or otherwise relating or attributable to all past or future periods and such taxes incurred in connection with the transactions contemplated hereby; (ii) any obligation of the Company incurred in connection with this transaction to attorneys, accountants or others for services rendered or expenses incurred by or on behalf of the Company; (iii) the Company's expenses associated with this transaction; (iv) brokers or finders fees, commissions or like payments arising out of or based upon any act or omission of the Company; (v) any liability based on any claim, suit or proceeding alleging violation of any law including any federal, state or local antitrust, workman compensation or other laws, (vi) product liability claims for goods shipped prior to Closing; or (vii) product returns of goods shipped prior to Closing, (all of which are herein sometimes collectively referred to as the "Retained Liabilities").

     2.4     Allocation  of  Purchase  Price  to  Specific Assets.  The Purchase
             ----------------------------------------------------
Price  shall  be allocated among the Acquired Assets as set forth in Schedule 2.

Section  3.  Set-Off.  The  Buyer  shall  have  the right to set-off against any
             -------
payment due the Company pursuant to Section 2 any amount of any indemnification due Buyer under Section 8.1 hereof. Payments will be made as due to the extent payments exceed indemnification. Credits issued or payments made by the Buyer for Product returns related to shipments prior to Closing will be offset against Additional Consideration due.

Section  4.  Instruments  of  Transfer  and  Further  Assurances.
             ---------------------------------------------------

     4.1     Company's  Closing  Documents.  At  the  Closing, and concur-rently
             -----------------------------
with the making of the deliveries by the Buyer as hereinafter set forth, the Company shall deliver to the Buyer the following instruments, in form and substance satisfactory to the Buyer:

          (a) Warranty bill of Sale conveying the tangible and intangible personal property conveyed hereunder to the Buyer;

          (b) Assignments of any patents, trademarks or other intellectual property included within the Acquired Assets suitable for filing with the appropriate filing agency;

          (c) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the effective transfer or assignment of any of the Acquired Assets, copies of all such consents or approvals as obtained by the Company; and

          (d) Such other documents as the Buyer shall reasonably deem necessary.

     4.2     The  Buyer's  Closing  Documents.  At  the  Closing  or,  and
             --------------------------------
con-currently with the making of the deliveries by the Company as have been set forth, the Buyer shall deliver to the Company the following in form and substance satisfactory to the Company's counsel:

          (a)     Such documents as the Company shall reasonably deem necessary.

     4.3     Further  Assurances.  Following  the Closing, at the request of the
             -------------------
Buyer, in addition to the documents and instruments the Com-pany must deliver at the Closing, the Company and Parent shall deliver any further instruments of transfer and take all action as may be necessary or appropriate: (a) to vest in the Buyer title to the Acquired Assets in accordance with the terms of this Agreement and (b) to transfer to the Buyer all licenses and permits necessary or desirable for the operation of the Acquired Assets in accordance with the terms of this Agreement.

Section  5.  Expenses.  The  Company  and the Buyer will bear their own costs of
             --------
counsel, appraiser and accountants, whether or not the transactions herein contemplated shall be consummated. If the transaction closes, all sales taxes, if any, which are payable by reason of the transaction will be paid by the Buyer. Any expenses or obligations of the Company which are not assumed by Buyer, will be paid out of, or reimbursed to the Company from, the Purchase Price and not reduce the assets sold to Buyer hereunder.

Section  6.  Representations  and  Warranties  of  the  Company and Parent.  The
             -------------------------------------------------------------
Company  and  the  Parent  represent  and  warrant  as  follows:

     6.1     Organization;  Good  Standing.  The  Company  is a corporation duly
             -----------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agree-ment and perform its obligations hereunder.

     6.2     Litigation.  There are no actions, suits or proceedings pending or,
             ----------
to the best of the Company's or Parent's knowledge, threatened against or affecting the Company, the Acquired Assets (specifically including but not limited to patents and trademarks), or its properties before any court or governmental department, commission, board, bureau, agency, arbi-trator tribunal or instrumentality. The Company is not in default with respect to any judgment, order, writ, injunction, decree or award of any court, arbitration or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The are no know material disputes with customers.

     6.3     Authority.  The  Company  has  taken  all  necessary  corporate,
             ---------
shareholder or director action to authorize the execution, delivery and consumma-tion of this Agreement and the performance of its obligations hereunder.

     6.4     Compliance  With Other Instruments, etc.  Neither the execution nor
             ---------------------------------------
the delivery of this Agreement nor the consummation of the transactions contem-plated hereby will conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or By-Laws of the Company, or any material agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree or order by which the Company is bound or to which the Com-pany is subject, or result in the creation of any lien, charge or encumbrance upon the Acquired Assets.

     6.5     Governmental  and  Other  Consents,  etc.  No  consent, approval or
             ----------------------------------------
authorization of or designation, declaration or filing with any governmental authority or other persons or entities on the part of the Company is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contem-plated hereby.

     6.6  Finished  Goods Inventory. Inventory of finished goods of the Products
          -------------------------
is  5,000  units  of  which  1,000  units  are  "platinum"  units.

     6.7  Tangible  Personal  Property.  Set forth in Schedule 6.7 is a true and
          ----------------------------
complete list and brief description of all material items of tangible personal property being acquired as part of the Acquired Assets having an original cost of $500 or more now owned by the Company and relating to the Business.

     6.8  Compliance  with Codes.  All property which is reasonably necessary in
          ----------------------
the operation of the Business is in substantially good operating condition and repair, considering age and length of service, and is in compliance with all safety, wiring or other codes or regulations of any applicable governmental agency. Buyer will notify Company in writing within 14 days of receipt of tooling as to any claim that is not in good operating condition and repair.
Failure to so notify Company in writing is acceptance of the tooling in good operating condition and repair.

     6.9  Licenses  and  Permits.  The Company is not in default with respect to
          ----------------------
any ruling, order, writ, injunction, subpoena, inquiry of any court or any governmental agency or authority, and is in substantial compliance with every license or permit required of them, and with all laws, orders and governmental regulations appli-cable to the conduct of its businesses.

     6.10 Title, Rights, Liens, Encumbrances, etc.  The Company is the owner and
          ----------------------------------------
has good and marketable title to all of the Acquired Assets , specifically including but not limited to patents and trademarks, free and clear of all liens, claims, charges, encumbrances or rights of others of any kind or nature, actual or contingent, choate or inchoate, liquidated or unliquidated. The assets to be acquired by Buyer hereunder consti-tute all of the assets necessary to the conduct of the Business transferred to Buyer hereunder. To the best of the Company's knowledge and belief, no other party is using or has the right to use any of the Acquired Assets, nor does the current use thereof by the Company constitute an infringement on the rights of any other person. No person has an option or other right to acquire any of the Acquired Assets.

     6.11  Binding  Obligation.  This  Agreement  has  been  duly  autho-rized,
           -------------------
executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Buyer, consti-tutes the legal, valid and binding obligation of the Company enforce-able against the Company in accordance with its terms.

     6.12  Taxes.  There  is  no  material  unpaid  assessment, objection to any
           -----
return, or claim for additional taxes or other governmental changes which is threatened (to the knowledge of the Company) or has been asserted and which relates to the Acquired Assets.

     6.13  Joint  and  Several Liability.  The representations and warranties of
           -----------------------------
the Company and Parent herein contained, and the matters set forth in the Schedules are true and correct in all material respects on and as of the date hereof, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. The Company and Parent shall be jointly and sever-ally liable for the representations and warranties herein contained.

Section  7.  Representations  and Warranties of the Buyer.  The Buyer represents
             --------------------------------------------
and  warrants  to  the  Company  as  follows:

     7.1     Organization;  Good  Standing.  The  Buyer  is  a  corporation duly
             -----------------------------
organized, validly existing and in good standing under the laws of the State of New Jersey with all requisite corporate power to own, operate and lease its properties and assets and to enter into this Agreement and perform its obligations hereunder.

     7.2     Litigation.  There is no suit, action, litigation, admin-istrative,
             ----------
arbitration or other proceeding or governmental investi-gation pending or, to the knowledge of the Buyer, threatened which might, severally or in the aggregate, materially and adversely affect the ability of the Buyer to perform its obligations under this Agree-ment.

     7.3     Authority.  The  Buyer  has taken all necessary corporate action to
             ---------
authorize the execution, delivery and consummation of this Agreement and the per-formance of its obligations hereunder.

     7.4  Compliance with Instruments; Consents; Adverse Agreements. Neither the
          ---------------------------------------------------------
execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or constitute a default under, any term of the Articles of Incorporation or By-Laws of the Buyer, or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which the Buyer is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or other persons or entities on the part of the Buyer is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     7.5  Licenses and Permits.  The Buyer is not in default with respect to any
          --------------------
ruling, order, writ, injunction, subpoena, inquiry of any court or any governmental agency or authority, and is in substantial compliance with every license or permit required of them, and with all laws, orders and governmental regulations appli-cable to the conduct of its businesses.

     7.6 Binding Obligation.  This Agreement has been duly autho-rized, executed
         ------------------
and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Buyer, consti-tutes the legal, valid and binding obligation of the Company enforce-able against the Company in accordance with its terms.

     7.7 Due Diligence. The Buyer has reviewed the books and records of the Company, including information pertaining to sales, accounts and costs of manufacturing, and has completed its due diligence and is satisfied with its investigation, with the only exception being the condition of the tooling addressed in 2.1 (b) and 6.8 of this Agreement."

Section  8.  Indemnifications  of  the  Company  and  the  Buyer.
             ---------------------------------------------------

     8.1     The  Company's  and  Parent's  Indemnification  of  the  Buyer. The
             --------------------------------------------------------------
Company and Parent shall, jointly and severally, indemnify, hold harmless, defend and bear all reasonable costs of defending the Buyer, together with its successors and assigns, from, against or in respect of any and all damage, loss, deficiency, expense (including, but not limited to, any reasonable legal costs or expenses), action, suit, proceedings, demand, assessment or judgment to or against the Buyer arising out of, in connection with, or caused by: (a) any debt, obligation or liability of the Company which is not expressly assumed by the Buyer under this Agreement, (b) any claim for products liability asserted against the Buyer for or with respect to merchandise manufactured and sold or distributed by the Company, and (c) any claim for breach of the cove-nants, warranties and representations set forth in this Agreement which shall all survive for a period of three years from the date of Closing.
The Buyer's Indemnification shall be limited to the aggregate consideration received by the Company and no claim shall be made until the aggregate of all claims exceeds $50,000 and then only to the extent of such excess.

     8.2     The  Buyer's  Indemnification  of the Company and Parent. The Buyer
             --------------------------------------------------------
shall indemnify, hold harmless, defend and bear all reason-able costs of defending the Company and Parent, together with their successors and assigns, from, against or in respect of any and all damage, loss, deficiency, expense (including, but not limited to, any reasonable legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against the Company or Parent, arising out of, in connection with, or caused by: (a) any debt, obligation or liability of the Company which is expressly assumed by the Buyer under this Agreement, (b) any claim for products lia-bility asserted against the Company for or with respect to merchan-dise manufactured, sold or distributed by the Buyer after the Closing, and (c) or arising from Buyer's operation of the business after Closing, (d) breach of the covenants, warranties and representations set forth in this Agreement which shall all survive for a period of three years from the date of Closing.

     8.3     General.  Each  indemnified  party  will promptly, after receipt of
             -------
notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of the indemnity agree-ments contained in this Section, notify the indemnifying party in writing of the claim or the commencement of such action. The failure of any indemnified party so to notify an indemnifying party of any such action shall only relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreements contained in this Sec-tion, to the extent failure to give notice caused harm to the indemnifying party, but shall not relieve the indemnifying party from any other liability which it may have to such indemnified party. The indemnifying party shall have the right, at its own expense, to defend any such claim. The Company and Parent agree to participate fully in the defense of any infringement claims against Patents or Trademarks.

Section  9.  Non-competition.  For a period of five years after the Closing, the
             ---------------
Company and Parent agree that, together or separ-ately they will not, either directly or indirectly, either on their own account, or on behalf of any other person, company or business entity, engage in any business competitive with the Business in any state or foreign country, in which the Buyer from time to time conducts business.

     In addition to any other rights that the Buyer may have under this Agreement at law and equity, the Buyer shall be entitled to apply to any court of competent jurisdiction to obtain injunctive relief against the Company, Parent, their officers and directors and against any third party to prevent any breach of this Section.

Section  10.  Miscellaneous.
              -------------

     10.1     Amendment.  This  Agreement cannot be amended or terminated orally
              ---------
but  only in writing by a duly authorized officer of the Com-pany and the Buyer.

     10.2     Entire  Agreement.  This  Agreement  embodies the entire agreement
              -----------------
and understanding of the parties hereto and supersedes any prior agreement and understanding between the parties.

     10.3     Applicable  Law.  The  provisions  of  this  Agreement  shall  be
              ---------------
construed, and the performance thereof shall be enforced, in accordance with the laws of the State of New Jersey. Each Schedule and Exhibit attached hereto is hereby made a part hereof as though fully set forth herein.

     10.4     Severability.  If  any  provision, phrase or other portion of this
              ------------
Agreement should be determined by any court of competent jurisdiction to be invalid, illegal or unen-forceable in whole or in part, and such determination should become final, such provision, phrase or other portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions hereof enforce-able; and, provided that the severing of any such provision will not materially change the substance of this Agreement as thus amended, this Agreement shall be enforced to the fullest extent possible to give effect to the intention of the parties expressed herein.

     10.5     Binding Effect and Benefit.  This Agreement shall be binding upon,
              --------------------------
and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. The parties intend that there are no third party beneficiaries hereunder. No transfer of the Acquired Assets of the Buyer shall occur during the three year period without the express written consent of the Company or Parent, which consent shall not be unreasonably withheld.
Provided however, Buyer may sell its Consumer Products Division upon prior written notice to the Company, but if and only if purchaser agrees to be bound by all Terms and Conditions of this Agreement.

     10.6     Headings.  Headings  and  subheadings  are  used  herein  for
              --------
convenience of reference only and shall be given no weight in the interpretation of the Agreement.

     10.7     Counterparts.  This  Agreement  may be executed simultane-ously in
              ------------
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 Waivers and Notices.  Any failure by either party to this Agreement to
          -------------------
comply with any of its obligations, agreements or cove-nants may be waived by the other party. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing properly executed and shall be deemed to have been duly given (a) when received by telex, telephone or similar device, if subsequently confirmed by a properly executed writing sent within twenty-four hours after the giving of such notice in such manner, (b) when received by mail,
(c) when delivered by a reputable overnight carrier, or (d) five days following deposit in the United States mail if mailed certified first class mail, postage prepaid:

     (i)     If  to  the  Company:        Dr.  Michael  Yaron
                                          Exeter  Technologies,  Inc.
                                          One  Penn  Plaza
                                          Suite  4025
                                          New  York,  New  York  10119

                                          With  a  copy  to:
                                          Mr.  Michael  M.  Goss,  Esq.
                                          1634  Spruce  Street
                                          Philadelphia,  PA  19103

     (ii)    If  to  the Buyer:           Mr. Joseph R. Mallon, Jr.  Chairman
                                          Measurement  Specialties,  Inc.
                                          80  Little  Falls  Road
                                          Fairfield,  New  Jersey  07004

                                          With  a  copy  to:
                                          Mr.  John  D.  Arnold,  Esq.
                                          104  Highland  Terrace
                                          Woodside,  CA  94062

or to such other person or persons at such address or addresses as shall be designated by written notice to the other parties hereunder.

     10.9  Arbitration. If a dispute arises between the parities relating to the
           ------------
interpretation of performance of this Agreement, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within Forty-Five (45) days after such meeting, the parties have not succeeded in negotiating the resolution of the dispute, either party may request that such dispute be resolved through non-binding arbitration. Each party agrees to participate in the non-binding arbitration unless all unanimously agree in writing not to participate. Such arbitration shall be conducted by a single arbitrator in New York, New York, in accordance with the then-current commercial arbitration rules and supplementary procedures for commercial arbitration of the American Arbitration Association ("AAA"). Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The parties shall bear the costs of such arbitrator equally. The prevailing party in any such arbitration or in any judicial enforcement or review proceeding shall be entitled to its reasonable attorney's fees and costs in addition to any other amount of recovery ordered by such arbitrator or court. Such non-binding arbitration shall not preclude any other remedies at law.

     10.10  Inventory  Mark  Down.The  Buyer  and Company agree to share equally
            ----------------------
payments made as a result of any agreement by Buyer to mark down Product sold prior to the Closing date. The Company agrees the mark down due Auto-Zone for 2,575 units sold prior to Closing will be assumed by the Company.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   BUYER

                                   MEASUREMENT  SPECIALTIES,  INC.


                                   By /s/ Joseph R. Mallon, Jr.
                                     ----------------------------
                                      Joseph R. Mallon, Jr.
                                      Chairman and CEO

                                   THE  COMPANY

                                   EXETER  TECHNOLOGIES,  INC.


                                   By /s/ Dr. Michael Yaron
                                     ----------------------------
                                      Dr. Michael Yaron
                                       Chairman

                                   PARENT

                                      /s/ Dr. Michael Yaron
                                     ----------------------------
                                      Dr. Michael Yaron